Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2004 relating to the financial statements of American States Water Company and Southern California Water Company, which appear in American States Water Company’s and Southern California Water Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 17, 2004 relating to the financial statement schedules of American States Water Company, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
September 20, 2004